EXHIBIT 5 and 23.2

17 November 2008

The Directors

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

Dear Sir/Madam:

RE:	Registration Statement on Form F-3 (the “Registration Statement”)

1.         This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of 30,000,000 Ordinary Shares of nominal value U.S. $0.25 each (“Ordinary Shares”) of BP p.l.c., an English public limited company (the “Company”), underlying the American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts to be purchased by the Independent Agent in the open market from time to time pursuant to the BP Direct Access Plan (the “Plan”).

2.         This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3.         I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4.         On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England, and (ii) the Ordinary Shares underlying the ADSs to be sold pursuant to and in accordance with the Plan are legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-3 relating to such Ordinary Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Rupert Bondy

R. M. Bondy

Group General Counsel